Exhibit 99.(h)(6)(i)

Amendment to

Expense Limitation Agreement

This Amendment (the “Amendment”), dated August 31, 2015, between Touchstone Tax-Free Trust and Touchstone Advisors, Inc. (“Touchstone”, and collectively with Touchstone Tax-Free Trust, the “parties”), amends the Expense Limitation Agreement, effective as of May 1, 2000, as amended on October 29, 2012 (the “Agreement”), in effect between the parties.

1.              The Agreement is amended by deleting paragraph 1.1 and replacing it with the following:

“1.1        Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to advisory fees of the Advisor (excluding dividend and interest expenses relating to short sales; interest; taxes; brokerage commissions and other transaction costs; portfolio transactions and investment related expenses; other expenditures which are capitalized in accordance with generally accepted accounting principles; the cost of “Acquired Fund Fees and Expenses,” if any; and other extraordinary expenses not incurred in the ordinary course of business; amounts, if any, payable pursuant to a shareholder servicing plan; and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Advisor.

2.              All of the representations, warranties, and undertakings made in the Agreement shall continue to be true as of the date of this Amendment and will continue in full effect as if made in this Amendment.  If the terms of the Agreement conflict with the terms of this Amendment, the terms of this Amendment shall govern.

3.              This Amendment shall terminate automatically upon termination of the Agreement.  This Amendment may be amended only by a written instrument that is signed by both parties.

4.              This Amendment may not be assigned by either party without the consent of the other party.

5.              This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

6.              Unless otherwise specified in this Amendment, all capitalized terms used in this Amendment shall have the meanings defined in the Agreement.

This Amendment to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE TAX-FREE TRUST

By:	/s/ Terrie Wiedenheft
Name: Title:

TOUCHSTONE ADVISORS, INC.

By:	/s/Steve Graziano
Name: Steve Graziano Title: President

By:
Name: Title: